Exhibit 99.1

WEX Elects Aimee Cardwell, Former Executive Vice President and Chief Information Security Officer of UnitedHealth Group, to its Board of Directors

PORTLAND, Maine--(BUSINESS WIRE)--December 11, 2023--WEX Inc. (NYSE: WEX), the global commerce platform that simplifies the business of running a business, today announced that Aimee Cardwell has been elected to its Board of Directors effective December 7, 2023. Ms. Cardwell, who brings over 20 years of leadership experience, has held senior positions at companies across the payments and health spaces, most recently as the Chief Information Security Officer at UnitedHealth Group.

“We are excited to welcome Aimee to the WEX Board,” said Melissa Smith, WEX’s Chair, CEO, and President. “Her extensive experience in technology, information security, and strategy as well as her deep industry knowledge in health and payments brings a unique perspective to our Board that will be valuable as we continue executing on our strategic initiatives.”

Ms. Cardwell served as Executive Vice President and Chief Information Security Officer at UnitedHealth Group until 2023, where she was responsible for overseeing the Company’s efforts to reduce its cyber risk. Prior to that, she was the Chief Information Officer at Optum Financial and held senior positions at American Express, eBay, and Expedia. Ms. Cardwell also previously served on the Technology Advisory Board of Rent the Runway.

Ms. Cardwell will serve on the Audit Committee and the Technology and Cybersecurity Committee of the Board.

About WEX

WEX (NYSE: WEX) is the global commerce platform that simplifies the business of running a business. WEX has created a powerful ecosystem that offers seamlessly embedded, personalized solutions for its customers around the world. Through its rich data and specialized expertise in simplifying benefits, reimagining mobility, and paying and getting paid, WEX aims to make it easy for companies to overcome complexity and reach their full potential. For more information, please visit www.wexinc.com.

Contacts

News media:
WEX
Julie Lydon, 415-816-9397
Julie.Lydon@wexinc.com

Investor:
WEX
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com